EXHIBIT 23




                           CONSENT OF INDEPENDENT AUDITORS





          THE BOARD OF DIRECTORS
          NATIONAL PATENT DEVELOPMENT CORPORATION


          We consent to incorporation by reference in the Registration Statement (No. 33-54407 and No. 33-66634) on Form
          S-3 and the Registration Statement (No. 33-26261) on Form S-8 of National Patent Development Corporation and subsidiaries of our report dated April 3, 1995 relating to the consolidated balance sheets of National Patent Development Corporation as of December 31, 1994 and 1993 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in Form 10-K for the year ended December 31, 1994 of National Patent Development Corporation.



                                             KPMG Peat Marwick LLP





          New York, New York
          April 13, 1995